UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   October 23, 2009

Pure Earth, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53287	84-1385335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Neshaminy Interplex, Suite 201, Trevose, Pennsylvania		19053
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (215) 639-8755

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

(a)           On October 23, 2009, Pure Earth, Inc. and all of its wholly owned subsidiaries (collectively, the “Company”), entered into a Seventh Amendment to Credit and Security Agreement (the “Amendment”) with Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division (the “Lender”), whereby the Company and the Lender amended that certain Credit and Security Agreement, dated October 24, 2006, as amended from time to time (the “Credit Agreement”).  All capitalized terms not otherwise defined in this Current Report refer to defined terms in the Credit Agreement and the Amendment as defined therein.

Among other things, the Amendment serves to amend the Credit Agreement as follows:

Extension of Maturity Date.  The maturity date of the Credit Agreement has been extended from October 23, 2009 to April 23, 2010.

Reduction in Maximum Line of Credit Amount.  The maximum amount of outstanding borrowings under the Credit Agreement was reduced from $4.7 million to $3.3 million on October 23, 2009, which will be further reduced to $3.15 million on December 15, 2009 and $3.0 million on February 15, 2010, subject to the Company’s right to voluntarily further reduce the maximum amount available under the Credit Agreement.

Amendments to Financial Covenants.  The existing financial covenants under the Credit Agreement have been deleted and replaced with the following financial covenants:

(1)           Minimum Debt Service Coverage Ratio.  Beginning on the month ending January 31, 2010, the Company must maintain, as of each month end, a Debt Service Coverage Ratio of not less than 1.0 to 1.0, except that no default will occur if the Company determines within 25 days after the end of any month that it does not meet this covenant and it is able to satisfy the covenant within five business days thereafter by receiving a cash infusion in the form of equity or subordinated debt which would, if it had been received by the end of the previous month, result in the Company satisfying the required Debt Service Coverage Ratio for that month.  As defined in the Amendment, the Debt Service Coverage Ratio is equal to the sum of (i) Funds from Operations and (ii) Interest Expense, divided by (iii) the sum of (a) Current Maturities of Long-Term Debt and (b) Interest Expense.

(2)            Capital Expenditures.  The Company may not incur or contract to incur any Unfinanced Capital Expenditures in excess of $50,000 from November 1, 2009 through and including the maturity date.  As defined in the Amendment, Unfinanced Capital Expenditures means any expenditure of money for the purchase or construction of assets, or for improvements or additions to such assets, which are not financed with borrowed funds and are capitalized on the Company’s balance sheet.

(3)           Account Aging Limits.  Beginning on November 30, 2009, the Company’s accounts receivable older than 90 days past the invoice date must not exceed the greater of 13% of all accounts receivable or $1.25 million.  As of September 30, 2009, the Company’s accounts receivable older than 90 days past the invoice date was approximately 18% of all accounts receivable or $1.7 million.  The Company is using its best efforts to collect the past due receivables in order to comply with this covenant by November 30, 2009.

The Amendment also imposes other obligations on the Company, including, among other things, with respect to the following:

Dividends.  The Company may not (i) declare or pay any dividends (other than stock dividends) on any class of its stock, (ii) make any payment on account of the purchase, redemption or other retirement of any shares of stock, or other securities or indebtedness, or (iii) make any distribution in respect thereof, either directly or indirectly.  The Company is currently in discussions with the holder of its Series B preferred stock regarding the impact of this provision on the Company’s ability to pay dividends to such holder under the terms of such stock beginning with the next required dividend payment on November 30, 2009.

Equity Investments.  On or before November 30, 2009, the Company must obtain additional capital in the form of equity or subordinated debt of no less than $0.8 million, on terms acceptable to the Lender.  On or before February 15, 2010, the Company must raise additional capital in the form of equity or subordinated debt of no less than $1.0 million, on terms acceptable to the Lender.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 hereof is incorporated by reference in response to this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURE EARTH, INC.

Date: October 29, 2009	By:	/s/ Brent Kopenhaver
Brent Kopenhaver
Chairman, Executive Vice President, Chief Financial Officer and Treasurer